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                                                                   Exhibit 8.01

                           KIRKPATRICK & LOCKHART LLP


                                 July 30, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

        We have acted as counsel to Hollinger International Inc. (the "Company") in connection with the offering (the "Offering") of depositary shares each representing a one-half share of Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "Securities") described in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, as amended (Registration No. 333-06619), of which a prospectus (the "Prospectus") forms a part. In this capacity, we have been requested to provide our opinion with respect to certain of the federal income tax consequences to persons who purchase the Securities. Except as otherwise indicated herein, all capitalized terms used in this letter have the meaning assigned to them in the Prospectus.

        Our opinion is based in our understanding of the relevant facts concerning the Offering described in the Prospectus. In this regard, we have examined and are familiar with (1) the Registration Statement, and (2) such other documents as we have considered necessary for rendering our opinion. We also have relied upon certain representations made to us by the Company.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), Internal Revenue Service rulings and court cases interpreting the Code and Regulations, all as in effect as of the date of this letter. Any of the statutes, Regulations, rulings, or judicial decisions relied upon could be changed, perhaps retroactively, to affect adversely the federal income tax consequences described in the Prospectus. Although the opinion expressed in this letter is based on our best interpretation of existing sources of law, no assurance can be given that such interpretation would be followed if it became the subject of judicial or administrative proceedings.
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Securities and Exchange Commission
July 30, 1996
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        We have reviewed the section of the Prospectus entitled "Certain
Federal Income Tax Consequences." Subject to the limitations and exceptions set forth in such section, the discussion under that section sets forth our opinion as to the material federal income tax consequences relating to the ownership and disposition of Securities. We are expressing our opinion only with respect to the foregoing matters and no opinion should be inferred as to any other matters.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,


                                                /s/ KIRKPATRICK & LOCKHART LLP